EXHIBIT 10.5

                                                            Loan No. 0010499-001


                                 PROMISSORY NOTE

           (10000 Franklin Square Drive, White Marsh, Maryland 21162)

$14,000,000.00                                                     October, 2002


         FOR VALUE RECEIVED, WHITE MARSH DISTRIBUTION, LLC, a Maryland limited liability company ("Borrower"), promises to pay to the order of GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION, a Delaware corporation ("Payee"; Payee and any subsequent holder of this Note being referred to herein as "Holder") at Payee's office at 10900 Northeast Fourth Street, Suite 500, Bellevue, Washington 98004, attention: Real Estate Department, or at such other address as Holder may from time to time designate in writing, the principal sum of Fourteen Million Dollars ($14,000,000.00) together with interest from the date the proceeds of the loan (the "Loan") evidenced by this Promissory Note (this "Note") are initially disbursed until maturity on the principal balance from time to time remaining unpaid hereon at the rate of six and fifty-three hundredths percent (6.53%) per annum (computed on the basis of a 360-day year of twelve (12) consecutive thirty (30)-day months) in installments as follows: (i) interest only in advance at the rate of Two Thousand Five Hundred Thirty-Nine Dollars and Forty-Four Cents ($2539.44) per day shall be due and payable on the date the proceeds of the Loan are initially disbursed to or for the benefit of Borrower (including, without limitation, disbursement into an escrow for the benefit of Borrower) for the period beginning on the date of such disbursement and ending on the last day of the month during which such disbursement occurs, and (ii) beginning on December 1, 2002, and continuing on the first calendar day of each successive month thereafter, Borrower shall pay to Holder monthly installments of principal in the amount of One Hundred Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($116,666.67) each, plus all accrued and unpaid interest, until November 1, 2012, at which time all then unpaid principal and interest hereon shall be due and payable.

         If any payment shall not be received by Holder within ten (10) days after its due date, Borrower shall pay an additional charge equal to five percent (5.00%) of the delinquent payment or the highest additional charge permitted by law, whichever is less.

         Upon not less than fifteen (15) days advance written notice to Holder, and upon payment of a prepayment premium ("Prepayment Premium"), if any, Borrower shall have the right to prepay all, but not less than all, of the outstanding balance of this Note. The Prepayment Premium shall be determined by adding the "Base Premium," which is calculated by multiplying the following described applicable "Base Premium Factor" by the principal balance to be prepaid, and the "Variable Premium," which is arrived at by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of seven (7)-Year U.S. Dollar Interest Rate Swaps as published in Federal Reserve Statistical Release H.15 (519) ("Index"), from Friday, October 4, 2002 to the Friday immediately preceding the week in which the prepayment is to be made,
(ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable "Variable Premium Factor", and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from Friday, October 4, 2002, to the Friday immediately preceding the prepayment date, no Variable Premium shall be due. The Base Premium Factor and the Variable Premium Factor shall be the amount shown on the following chart for the month in which prepayment occurs:

         Number of Months                Base               Variable
         Remaining          Years    Premium Factor      Premium Factor

         120 - 109          (10)          .04                 .047
         108 B 97            (9)          .03                 .043
          96 B 85            (8)          .02                 .038
          84 - 73            (7)          .01                 .033
          72 - 61            (6)          .01                 .029
          60 - 49            (5)           0                  .024
          48 - 37            (4)           0                  .019
          36 - 25            (3)           0                  .014
          24 - 13            (2)           0                  .010
          12 - 1             (1)           0                  .005

         Holder may elect to accelerate the loan at any time after the occurrence of an "Event of Default" (hereinafter defined), in which event Borrower shall, subject to the terms of this Note, be obligated to pay a Prepayment Premium equal to the amount determined in accordance with the foregoing schedule. No Prepayment Premium shall be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which Holder applies to prepayment, nor with respect to Borrower's prepayment of the Loan in full during the last three (3) months of its term unless an "Event of Default" (hereafter defined) has occurred and remains uncured. Borrower expressly acknowledges that such Prepayment Premium is not a penalty but is intended solely to compensate Holder for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by Holder.

         Borrower shall be liable on this Note and on all the representations, warranties, indemnities and covenants in the Commercial Deed Of Trust, Security Agreement, Assignment Of Leases And Rents And Fixture Filing ("Deed of Trust") covering the property (the "Property") securing this Note and all other documents executed or delivered in connection herewith (the "Loan Documents").

         Borrower's obligations hereunder shall be secured, in part, by an irrevocable standby letter of credit ("Letter of Credit") in the stated amount of Two Million Eight Hundred Thousand Dollars ($2,800,000.00), to be issued for the benefit of Holder by a financial institution acceptable to Holder and in form and substance acceptable to Holder. The face amount of the Letter of Credit may be reduced upon the request of the Borrower to an amount that is equal to (but not less than) ten percent (10%) of the then unpaid principal balance of the Loan determined as of the time of reduction, such reductions to be made each time that the audited annual financial statements of Charming Shoppes, Inc., a Pennsylvania corporation ("Charming Shoppes") for any of the 2004, 2005 or 2006 fiscal years of Charming Shoppes demonstrate that Charming Shoppes has achieved compliance in such fiscal year with the "LC Reduction Requirements" (hereafter defined). The Letter of Credit shall be released and no longer required as security for the Loan if Charming Shoppes' audited financial statement for Charming Shoppes' 2007 fiscal year demonstrates that, as of the end of such fiscal year, Charming Shoppes has complied with the LC Reduction Requirements for such fiscal year. The term "LC Reduction Requirement" collectively means that Charming Shoppes and its consolidated subsidiaries have achieved the following during the fiscal year of determination of Charming Shoppes: (a) $0.36 annual consolidated earnings, as determined in accordance with generally accepted accounting standards consistently applied ("G.A.A.P."), per share of the common stock of Charming Shoppes; (b) a consolidated tangible net worth of not less than Two Hundred Seventy-Five Million Dollars ($275,000,000.00) as of the end of such fiscal year, as determined in accordance with G.A.A.P.; (c) a ratio of consolidated long term debt to consolidated tangible net worth of not more than 1.0 to 1.0, as determined in accordance with G.A.A.P.; and (d) consolidated EBITDA (earnings before interest, taxes, depreciation and amortization charges) of not less than One Hundred Fifty Million Dollars ($150,000,000.00), as determined in accordance with G.A.A.P. The Holder shall promptly execute or provide such documentation as may be reasonably required by the issuer of the Letter of Credit in order to implement the above-described reductions in the face amount of the Letter of Credit.

         Each of the following shall constitute an Event of Default ("Event of Default") hereunder and under the Deed of Trust and the other Loan Documents:

         (1) Failure of Holder to receive any payment of principal, interest, or Prepayment Premium upon this Note when due, and such failure shall continue for ten (10) days after written notice is given by Holder to Borrower of the same; or

         (2) Failure of Borrower within the time required by the Deed of Trust to pay any sum secured thereby other than the Note or to make any payment for taxes, insurance or for reserves for such payments, or any other payment necessary to prevent filing of or discharge of any lien, and such failure shall continue for a period of ten (10) days after written notice is given to Borrower by Holder specifying such failure; or

         (3) Failure by Borrower to observe or perform any obligations of Borrower to Holder on or with respect to any transactions, debts, undertakings or agreements other than the transaction evidenced by this Note prior to the expiration of any applicable cure period set forth therein; or

         (4) Failure of Borrower to make any payment or perform any obligation under any superior liens or encumbrances on the Property, within the time required thereunder, or commencement of any suit or other action to foreclose any superior liens or encumbrances; or

         (5) Failure by Borrower to observe or perform any of its obligations under any of the lease agreements covering the Property prior to the expiration of any applicable cure period set forth therein; or

         (6) The Property is transferred or any agreement to transfer any part or interest in the Property in any manner whatsoever is made or entered into without the prior written consent of Holder, except as specifically allowed under the Deed of Trust, including without limitation creating or allowing any liens on the Property or leasing any portion of the Property; or

         (7) Filing by Borrower of a voluntary petition in bankruptcy or filing by Borrower of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the seeking, consenting to, or acquiescing by Borrower in the appointment of any trustee, receiver, custodian, conservator or liquidator for Borrower, any part of the Property, or any of the income or rents of the Property, or the making by Borrower of any general assignment for the benefit of creditors, or the inability of or failure by Borrower to pay its debts generally as they become due, or the insolvency on a balance sheet basis or business failure of Borrower, or the making or suffering of a preference within the meaning of federal bankruptcy law or the making of a fraudulent transfer under applicable federal or state law, or concealment by Borrower of any of its property in fraud of creditors, or the imposition of a lien upon any of the property of Borrower which is not discharged in the manner permitted by Section 4 of the Deed of Trust, or the giving of notice by Borrower to any governmental body of insolvency or suspension of operations; or

         (8) Filing of a petition against Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or the appointment of any trustee, receiver, custodian, conservator or liquidator of Borrower, of any part of the Property or of any of the income or rents of the Property, unless such petition shall be dismissed within ninety (90) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition; or

         (9) The institution of any proceeding for the dissolution or termination of Borrower voluntarily, involuntarily, or by operation of law; or

         (10) A material adverse change occurs in the combined assets and liabilities or net worth of Borrower from the combined assets and liabilities or net worth of Borrower previously disclosed to Holder; or

         (11) Any warranty, representation or statement furnished to Holder by or on behalf of Borrower under this Note, the Deed of Trust, or any of the Loan Documents shall prove to have been false or misleading in any material respect when made; or

         (12) Failure of Borrower to observe or perform any other covenant or condition contained in the Deed of Trust and such default shall continue for thirty (30) days after written notice is given to Borrower specifying the nature of the failure, or if the default cannot be cured within such cure period, Borrower fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such cure period to continue with reasonable diligence all necessary curative actions. No notice of default and no opportunity to cure shall be required with respect to defaults under Section 17 of the Deed of Trust or if during the prior twelve (12) months Holder has already sent a written notice to Borrower concerning default in performance of the same obligation; or

         (13) Failure of Borrower to observe or perform any other obligation under any Loan Document when such observance or performance is due, and such failure shall continue beyond the applicable cure period set forth in such Loan Document, or if the default cannot be cured within such applicable cure period, Borrower fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions. No written notice of default and no opportunity to cure shall be required if during the prior twelve (12) months Holder has already sent a notice to Borrower concerning default in performance of the same obligation; or

         (14) Borrower's abandonment of the Property, or the termination before the end of the stated term of either: (i) that certain Lease between Borrower and Charming Shoppes of Delaware, Inc., a Pennsylvania corporation, dated as of September 26, 2002; or (ii) the Guaranty of such Lease by Charming Shoppes, Inc.; or

         (15) Any of the events described above in paragraphs (g), (h), (i), or
(j) occur with respect to either Charming Shoppes of Delaware, Inc. (or any successor tenant of the Property) or Charming Shoppes, Inc.; or

         (16) The occurrence of any default (subject to any applicable grace or cure period) under any of the documents evidencing or securing any other indebtedness of Borrower which is now or hereafter owed to Holder; or

         (17) Borrower's failure to maintain the Letter of Credit in compliance with the terms set forth herein, including any failure of Borrower to deliver to Holder an extension or replacement for the Letter of Credit not later than sixty
(60) days prior to any applicable expiration date of the Letter of Credit.

         Upon the occurrence of any of the foregoing Events of Default, Holder shall have the option to declare the entire amount of principal and interest due under this Note immediately due and payable without notice or demand, and Holder may exercise any of its rights under this Note and any document executed or delivered herewith. After acceleration or maturity, Borrower shall pay interest on the outstanding principal balance of this Note at the rate of five percent (5.00%) per annum above the prime rate of interest in effect from time to time as presently published in The Wall Street Journal under the heading entitled "Money Rates" and the subheading "Prime Rate" or in any future substitute heading or subheading published by The Wall Street Journal, or fifteen percent (15.00%) per annum, whichever is higher, provided that such interest rate shall not exceed the maximum interest rate permitted by law.

         All payments of the principal and interest on this Note shall be made in coin or currency of the United States of America which at the time shall be the legal tender for the payment of public and private debts.

         Borrower authorizes any attorney admitted to practice before any court of record in the United States to appear on its behalf in any court in one or more proceedings, or before any clerk thereof or prothonotary or other court official, and to confess judgment against Borrower in favor of the Holder of this Note in the full amount due on this Note (including principal, accrued interest and any and all charges, fees and costs) plus attorneys' fees equal to fifteen percent (15%) of the amount due, plus court costs, all without prior notice or opportunity of Borrower for prior hearing. Borrower agrees and consents that venue and jurisdiction shall be proper in the Circuit Court of any County of the State of Maryland or of Baltimore City, Maryland, or in the United States District Court for the District of Maryland. Borrower waives the benefit of any and every statute, ordinance, or rule of court which may be lawfully waived conferring upon it any right or privilege of exemption, homestead rights, stay of execution, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against Borrower shall not be exhausted by one or more exercises thereof, or by any imperfect exercise thereof, and shall not be extinguished by any judgment entered pursuant thereto; such authority and power may be exercised on one or more occasions from time to time, in the same or different jurisdictions, as often as the Holder shall deem necessary, convenient, or proper. Although Borrower has agreed to the confession of judgment for attorneys' fees in the above-stated fifteen percent (15%) amount, the Holder of this Note may not execute upon such judgment for attorneys' fees in an amount greater than the reasonable attorneys' fees actually incurred by the Holder in connection with the Loan evidenced by this Note and the enforcement and collection thereof.

         If this Note is placed in the hands of an attorney for collection and regardless as to whether judgment has been confessed hereon by Holder, Borrower agrees to pay reasonable attorneys' fees and costs incurred by Holder in connection therewith, and in the event suit or action is instituted to enforce or interpret this Note (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before or after trial and on appeal, whether or not taxable as costs, or in any bankruptcy proceeding, or in connection with post-judgment collection efforts, including, without limitation, attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

         This Note shall be governed and construed in accordance with the laws of the State of Maryland applicable to contracts made and to be performed therein (excluding choice-of-law principles). Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Maryland in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note, and hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

         This Note is given in a commercial transaction for business purposes.

         Borrower and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that Holder shall not be required to first institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (iv) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by Holder with any person now or hereafter liable for the payment of this Note, even if Borrower is not a party to such agreement.

         All agreements between Borrower and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Holder exceed the maximum amount permissible under the applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum amount permissible under applicable law, the interest payable to Holder shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the outstanding principal balance hereof, or if such excessive amount of interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. Holder expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law. This paragraph shall control all agreements between Borrower and Holder.

         Borrower (by execution of this Note) and the Holder (by acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against Borrower or the Holder, or any successor or assign of Borrower or the Holder, on or with respect to this Note or any of the other Loan Documents, or which in any way relates, directly or indirectly, to the obligations of Borrower to the Holder under this Note or any of the other Loan Documents, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. THE BORROWER AND THE HOLDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

                  IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

                  TIME IS OF THE ESSENCE HEREOF.

         IN WITNESS WHEREOF, Borrower has executed or caused this Note to be executed under seal as of the year and day first written above.

WITNESS/ATTEST:                    BORROWER:

                                   WHITE MARSH DISTRIBUTION, LLC,
                                   A Maryland Limited Liability Company

                                   By:      Charming Shoppes of Delaware, Inc.,
                                            A Pennsylvania Corporation,
                                            General Manager


                                            By:__________________________ (SEAL)

Print: ___________________                  Name:________________________

                                            Title:_______________________